Exhibit 99

AT JOHNSON OUTDOORS:		AT FINANCIAL RELATIONS BOARD:
Paul A. Lehmann	Cynthia Georgeson	Leslie Loyet
VP and Chief Financial Officer	Media Contact	General Inquiries
(262) 631-6600	(262) 631-6653	(312) 640-6672

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 12, 2004

Johnson Outdoors Wins Five-Year Military Contract

RACINE, WISCONSIN, January 12, 2004…Johnson Outdoors Inc. (JOUT: Nasdaq), maker of Eureka! tents, has been awarded a five-year contract for the Expanded Soldier Crew Tent (ESCT) by the U.S. military. The new government contract calls for annual orders of the seven-man all-weather tent, which provides billeting for combat vehicle crews, to range between $300,000 and $2 million. The ESCT orders will be produced by the Company’s operation located in Binghamton, New York.

The ESCT contract adds to Johnson Outdoors’ growing list of government supply contracts, and follows closely behind receipt of an urgent need military order for modular general purpose tent systems (MGPTS) totaling $42.9 million, announced in December, 2003. The company expects total military sales for 2004 to exceed 2003 record levels of $43.8 million, and continues to pursue other military contracts.

About Johnson Outdoors Inc.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean(tm), Necky(tm) and Dimension® kayaks; Minn Kota® motors; ScubaPro® and SnorkelPro; Uwatec®; and, Eureka® tents. Helen Johnson-Leipold is Chairman and Chief Executive Officer of the Company, which has more than 25 locations around the world, employs 1,400 people and reported annual sales of $315.9 million in 2003.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

-more-

Johnson Outdoors Inc.
Add 1

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s expectations relating to future sales to the military. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include future demand for tents by the military and the Company’s ability to successfully compete for future military contracts. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances